Exhibit (e)(29)

GLOBAL BLUE

GROUP HOLDING AG

AMENDED AND RESTATED

MANAGEMENT INCENTIVE PLAN:

RSAS

Adopted February 2025

Global Blue Group Holding AG Management

Incentive Plan: RSAs

1.	GENERAL

1.1

The Plan amends and restates the Management Incentive Plan (RSAs) (the Original Plan) in its entirety. The Company created the Original Plan to give Employees an opportunity to become shareholders of the Company and thereby to participate in the future long-term success and prosperity of the Company. The Plan shall be effective from the Effective Date.

1.2	These Rules have been approved by the Board and determine the rules for all of the Awards made under the Plan.

1.3	The Plan shall be administered by the Board or any other person or persons (including the Nomination and Compensation Committee) acting under delegated authority from the Board from time to time.

2.	DEFINITIONS AND INTERPRETATION

2.1	In these Rules:

Acceptance Notice means a deed in a form approved by the Board that an Award Holder must sign and return to the Company upon the Vesting of a Tranche, prior to the Company allotting and issuing (or procuring the transfer of) the Shares in such Tranche to the Award Holder.

Appropriate Email Address means:

(a)	in the case of the Company, jhendersonross@globalblue.com;

(b)	in the case of an Award Holder, his or her work email address; or

(c)	if the Award Holder has died, and notice of the appointment of personal representatives is given to the Company, any contact address specified in that notice.

Award means an award of Shares under an RSA under the Plan.

Award Certificate means a certificate setting out the terms of an Award in accordance with Rule 3.2(a), substantially in the form set out in the Schedule to these Rules, with such amendments as the Board may determine to be appropriate or desirable from time to time in relation to any particular Award.

Award Holder means an Employee (or former Employee) who holds an Award or, where applicable, that Employee’s (or former Employee’s) personal representatives.

Board means the board of directors of the Company from time to time.

Business Day means any day of the year on which national banking institutions in New York, United States of America and Zurich, Switzerland are open to the public for conducting business and are not required or authorized to be closed.

Cessation Date means the date of ceasing to be an Employee (or, if earlier, the date on which notice of termination or of resignation is given), unless the Board determines otherwise.

Change of Control means (i) a person, either alone or acting in concert with one or more other persons, acquiring 50.1% or more of the voting shares of the Company, or (ii) all or substantially all of the business carried on by the Company being sold by way of asset sale to a third party or any existing shareholder.

2

Global Blue Group Holding AG Management

Incentive Plan: RSAs

Clawback Amount has the meaning given to it in Rule 12.1.

Company means Global Blue Group Holding AG, a limited company having its registered office in Zurichstrasse 38, 8306 Bruttisellen, Aktiengesellschaft (Neueintragung), Switzerland and identification number UID 442.546.212.

Dealing Day means a day on which the New York Stock Exchange is open for business.

Effective Date means the date that these Rules are approved and adopted by the Board or the Nomination and Compensation Committee of the Board.

Employee means any individual who is an employee (including an executive or non-executive director) or officer of a Group Company.

Employer Company means the Group Company that is an Award Holder’s employer or former employer or the Group Company for which an Award Holder acts as an officer or director, as applicable.

Employment Contract means the employment contract between an Award Holder and his or her Employer Company or the appointment letter of any officer or director (as applicable).

Grant Date means the date on which an Award is granted, as set out in the Award Certificate.

Group means the Company and its direct and indirect Subsidiaries from time to time.

Group Company means any member of the Group.

ITEPA 2003 means the Income Tax (Earnings and Pensions) Act 2003.

Market Value means, in respect of any day on which Shares are listed on the New York Stock Exchange, the middle-market quotation of a Share, or if that day is not a Dealing Day, on the immediately preceding Dealing Day.

NICs means national insurance contributions.

Nomination and Compensation Committee means the nomination and compensation committee of the Company.

Ordinance has the meaning given to it in Rule 23.1.

PAYE means pay-as-you-earn.

Performance Condition has the meaning given to it in Rule 4.2.

Plan means the amended and restated management incentive plan constituted and governed by these Rules, as amended from time to time.

Redundancy means the termination of an Employee’s employment on the ground(s) that:

(a)	the Company is closing its business;

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Incentive Plan: RSAs

(b)	the Company is closing the workplace at which the Employee works; or

(c)	the Company has a diminished requirement for employees to do work of a particular kind,

or such other reasonable economic ground primarily related to the organisation and structure of the Company’s business.

Relevant Restriction means a restriction stated in an Award Certificate that applies to Shares issued or transferred pursuant to such Award.

RSA or Restricted Stock Award means a right to acquire for no cost a specified number of Shares under the Plan, subject to the Rules.

Rules means these rules constituting and governing the Plan, as amended from time to time, and Rule means any of them.

Salary means in relation to an Employee at any time the rate of basic annual salary payable to that Employee by his or her Employer Company.

Scheduled Vesting Date means 15 August of each calendar year.

Shares means common shares in the Company.

Subsidiary means a subsidiary as defined in section 1159 of the Companies Act 2006.

Taxable Event means any event or circumstance that gives rise to a liability for the Award Holder to pay income tax and NICs or either of them (or their equivalents in any jurisdiction) in respect of:

(a)	an Award, including its grant, Vesting (including the Vesting of any Tranche), assignment, disposal or surrender for consideration, or the receipt of any benefit in connection with it;

(b)	any Shares (or other securities or assets):

(i)	earmarked (as defined in Part 7A of ITEPA 2003) or held to satisfy the Award;

(ii)	acquired on Vesting of the Award (including any Tranche);

(iii)	acquired as a result of holding the Award (including any Tranche);

(iv)	acquired in consideration of the assignment or surrender of the Award (including any Tranche); or

(v)	disposed of by the Award Holder;

(c)	any securities (or other assets) acquired or earmarked as a result of holding Shares (or other securities or assets) mentioned in paragraph (b);

(d)	entering into an election under section 430 or 431 of ITEPA 2003; or

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(e)

any amount due under PAYE in respect of securities or assets within paragraph (a) to paragraph (d), including any failure by the Award Holder to make good such an amount within the time limit specified in section 222 of ITEPA 2003.

Tax Liability means the total of any income tax and primary class 1 (employee) NICs (or their equivalents in any jurisdiction) for which the Company or any Employer Company is or may be liable to account (or reasonably believes it is or may be liable to account) as a result of any Taxable Event.

Tranche means the proportion of an Award that shall Vest at the end of a period specified under either Rule 4.1 or the Award Certificate following the Grant Date of that Award.

Vest means that the Award Holder is entitled to beneficial ownership of the Shares in a Tranche in accordance with Rule 4 (Vesting), and Vested or Vesting should be read accordingly.

Vesting Date means the date on which Vesting takes place and is determined in accordance with Rule 4.1.

2.2	In these Rules, a reference to:

(a)

the Rules, or to any other agreement or document referred to in the Rules, is a reference to the Rules or such other agreement or document as varied or novated (in each case, other than in breach of the Rules) from time to time;

(b)	“includes” or “including” or words of similar meaning, unless specified otherwise, shall be deemed to be followed by the words “without limitation”;

(c)

a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the Effective Date and any subordinate legislation made under the statutory provision (as so modified or re-enacted or both) before the Effective Date; and

(d)	the singular shall include the plural and vice versa.

2.3	Rule headings shall not affect the interpretation of the Rules.

3.	GRANT OF AWARDS

3.1	The Board may grant an Award to any Employee it chooses and any such person shall thereafter qualify as an Award Holder under the Plan.

3.2	Save as otherwise set out in these Rules or in the Award Certificate:

(a)	the Board shall grant each Award by executing an Award Certificate;

(b)	no amount shall be paid by the Employee for the grant of any Award;

(c)	each Award shall Vest in accordance with Rule 4 (Vesting) and the conditions set out therein; and

(d)	each Award shall at all times comply with any remuneration policy of the Award Holder’s Employer Company.

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Incentive Plan: RSAs

3.3

Unless otherwise determined from time to time by the Board, the maximum aggregate number of RSAs under the Plan at any one time shall be 476,670 provided, however, that the Board may issue awards over an additional 500,000 Shares in aggregate under the Plan and the separate management incentive plan governing the grant of options to acquire Shares entered into on or around the date hereof, as it determines.

3.4

An Award Holder may not transfer or assign, or create any charge or other security interest over any part of an Award or any right arising under it. However, this Rule 3.4 does not prevent the transmission of an Award to an Award Holder’s personal representatives on the death of the Award Holder.

4.	VESTING

4.1	Save as otherwise set out in the Award Certificate or in this Plan each Award shall Vest as follows:

(a)	the first Tranche (consisting of or pertaining to 25% of the Shares granted under an RSA) shall Vest on the first Scheduled Vesting Date which falls at least 12 months after the Grant Date;

(b)	the second Tranche (consisting of or pertaining to the next 25% of the Shares granted under an RSA) shall Vest on the first Scheduled Vesting Date which falls at least 24 months after the Grant Date;

(c)

the third Tranche (consisting of or pertaining to the next 25% of the Shares granted under an RSA) shall Vest on the first Scheduled Vesting Date which falls at least 36 months after the Grant Date; and

(d)

the fourth Tranche (consisting of or pertaining to the remaining 25% of the Shares granted under an RSA) shall Vest on the first Scheduled Vesting Date which falls at least 48 months after the Grant Date, subject to the Award Holder satisfying any Performance Conditions necessary for the Vesting of that Tranche.

4.2

The Board may (but is not required to) specify, in Annex 1 to the Award Certificate, one or more appropriate Performance Conditions which must be satisfied before each Tranche of an Award can Vest (each, a Performance Condition). The Board may vary or waive any Performance Condition, at its discretion. In the event that the Board applies any Performance Conditions pursuant to this Rule 4.1, fifty percent of each Tranche of the Award shall be subject to Performance Conditions and the remaining fifty percent shall not be subject to Performance Conditions.

4.3

As a condition to the Vesting of any Tranche, the Board shall determine whether the Performance Conditions applicable to such Tranche have been satisfied. The Board shall notify the Award Holder as soon as reasonably practicable after the Board determines:

(a)	that the applicable Performance Conditions have been satisfied; or

(b)	that the Board has chosen to waive or vary the applicable Performance Conditions under Rule 4.2,

and, in each case, that the Tranche has Vested.

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Incentive Plan: RSAs

4.4

If the Board determines that a Performance Condition applicable to a Tranche has become incapable of being satisfied, in whole or in part, and the Board has not chosen to waive or vary such Performance Condition, it shall notify the Award Holder accordingly as soon as reasonably practicable and that Tranche shall lapse immediately.

5.	SETTLEMENT OF AWARDS

5.1

Subject to Rule 6 (Cash Alternative), the Company shall allot and issue Shares (or, as appropriate, procure their transfer) to an Award Holder within 7 Business Days (or as soon as reasonably practicable thereafter) following the Vesting of a Tranche, provided that the Award Holder has first signed an Acceptance Notice in respect of such Shares.

5.2

Shares allotted and issued in accordance with Rule 5.1 shall rank equally in all respects with the other shares of the same class in issue at the date of allotment, except for any Relevant Restriction or any rights determined by reference to a date before the date of allotment.

5.3

Shares transferred in accordance with Rule 5.1 shall be transferred free of any lien, charge or other security interest, other than any Relevant Restriction, and with all rights attaching to them, other than any rights determined by reference to a date before the date of transfer.

5.4

If the Shares are listed or traded on any stock exchange, the Company shall apply to the appropriate body for any newly issued Shares allotted in accordance with Rule 5.1 to be listed or admitted to trading on that exchange.

6.	CASH ALTERNATIVE

6.1

In the event of a Change of Control in which the accelerated Vesting of an Award (or a Tranche of an Award) occurs pursuant to Rule 10.1 (and provided that the relevant Shares have not been allotted and issued to such Award Holder), the Company may elect at its sole discretion that such Award Holder receives a cash payment in lieu of Shares in respect of such Vested Award (or Vested Tranche) from or on behalf of the Company (Cash Settlement).

6.2

The Cash Settlement shall be a sum equal to the amount of proceeds which the Award Holder would have received if it had been allotted and issued the relevant Shares pursuant to Rule 5.1, and the resulting Shares had participated in the relevant Change of Control transaction and received solely cash consideration in respect of those Shares, being (i) the applicable number of Shares multiplied by (ii) the price per Share implied by the Change of Control transaction (the Cash Settlement Amount).

6.3

The Company shall make or procure payment of the Cash Settlement Amount to the Award Holder on, prior to, or as part of the funds flow in connection with, the Change of Control transaction, as the Company may elect in its sole discretion.

6.4

On receipt of the Cash Settlement Amount by the Award Holder, the Company shall have fully and finally satisfied its obligations to the relevant Award Holder in respect of the relevant Vested Award (or Vested Tranche).

6.5

All Vested Awards (or Vested Tranches) shall be cancelled, and any and all rights exercisable in an Acceptance Notice or pursuant to Rule 5 in connection with the Change of Control transaction, shall lapse and cease to be exercisable, on the date of the Change of Control.

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Incentive Plan: RSAs

7.	LAPSE OF AWARDS

7.1	An Award (or a Tranche of an Award) shall lapse:

(a)

if the Award Holder becomes bankrupt under Part IX of the Insolvency Act 1986, applies for an interim order under Part VIII of the Insolvency Act 1986, proposes or makes a voluntary arrangement under Part VIII of the Insolvency Act 1986, or takes similar steps, or is similarly affected, under laws of any jurisdiction that correspond to those provisions of the Insolvency Act 1986;

(b)

pursuant to the provisions of Rule 4.4 (Vesting; Performance Conditions), Rule 6 (Cash Alternative), Rule 9 (Termination of Employment), Rule 10 (Change of Control), Rule 11 (Malus and Clawback) or Rule 12 (Clawback Amount);

(c)	upon a breach by an Award Holder of the undertaking given by him or her in his or her Award Certificate in relation to compliance with Rule 16 (Protection of Goodwill); or

(d)	upon any other event specified in the relevant Award Certificate or by the Board from time to time.

8.	SUSPENSION OF AWARDS

8.1	A Tranche of RSAs shall not Vest at any time:

(a)	while disciplinary proceedings by any Group Company are underway against the Award Holder; or

(b)	while any Group Company is investigating the Award Holder’s conduct and may as a result begin disciplinary proceedings.

8.2	Notwithstanding Rule 8.1:

(a)	the Company shall not commence any disciplinary proceedings or investigations against an Award Holder solely for the purpose of frustrating the Vesting of any Tranche of an Award; and

(b)

a Tranche that does not Vest on its expected Vesting Date due to the application of Rule 8.1 shall Vest if the Board so determines following the conclusion of the disciplinary proceedings or investigation. The Vesting Date of that Tranche shall be the date of the Board’s determination.

9.	TERMINATION OF EMPLOYMENT

9.1

If an Award Holder ceases to be an Employee before one or more Tranches of such Award Holder’s Award have Vested due to any reason other than a Bad Reason, the next Tranche which would otherwise have Vested, shall Vest (in the case of the Award Holder’s death, in the Award Holder’s personal representatives) on a pro-rated basis (calculated with reference to the period between the Grant Date and the Cessation Date), subject to any additional deductions determined by the Board to reflect the degree to which any Performance Conditions relevant to such Tranche had not been met at the Cessation Date. The remainder of such Tranche and any other Tranche which has not yet Vested shall lapse.

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Incentive Plan: RSAs

9.2	If an Award Holder ceases to be an Employee for a Bad Reason, all Tranches of such Award Holder’s Award which have not yet Vested shall lapse with immediate effect on the Cessation Date.

9.3

Save as otherwise provided in this Rule 9, if an Award Holder gives or receives notice of termination of employment (whether or not lawfully given or received), no Tranche shall Vest during such notice period.

9.4	Bad Reason means:

(a)	the Award Holder is dismissed by the Company with immediate effect for Cause;

(b)	the Award Holder is dismissed by the Company on notice, but in circumstances where the Company is or would have been entitled to dismiss the Award Holder with immediate effect for Cause; or

(c)	the Award Holder resigned.

Cause means any reason for which the Company may, in accordance with the terms of the Award Holder’s Employment Contract, terminate the Award Holder’s employment with immediate effect.

10.	CHANGE OF CONTROL

10.1

In the event of a Change of Control, any applicable Performance Conditions attached to the Awards (whether Vested or not) shall be deemed to be satisfied upon such Change of Control and the Board may in its absolute discretion decide whether and to what extent each Tranche of an Award that has not Vested shall Vest on an accelerated basis.

10.2	The Board shall notify Award Holders of any accelerated Vesting pursuant to Rule 10.1 within a reasonable period.

10.3

The Board may decide that the accelerated Vesting pursuant to Rule 10.1 shall be conditional on the Change of Control actually occurring and shall be treated as having not occurred if the Change of Control does not occur.

10.4

In the event that there is a Change of Control (with or without the Company being delisted) and the Award Holder does not receive an offer to sell or tender his or her Shares which are the subject of his or her Awards in connection with such Change of Control, then to the extent the Award Holder’s Awards (or any Tranche(s) thereof) have not Vested pursuant to Rule 10.1 or the Award Holder’s Award Certificate:

(a)	the Company may at its sole discretion cancel any such Awards (or Tranches) in exchange for a future entitlement to cash from the Company for such Award Holder (the Cash Entitlement) ;

(b)	the Vesting schedule applicable to such Awards shall continue to apply instead to the Cash Entitlement; and

(c)

upon Vesting in accordance with the Vesting schedule, the Company shall settle or repurchase any Vested Awards in cash at the price per Share implied by the Change of Control transaction, provided that if the Award Holder ceases to be an Employee before the applicable vesting date:

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(i)	for Bad Reason, he or she shall forfeit their Cash Entitlement in its entirety from the Cessation Date; or

(ii)

other than for Bad Reason, he or she shall retain a Cash Entitlement equivalent to the full amount of the next Tranche that would have Vested (which for the avoidance of doubt shall be payable upon Vesting and not the Cessation Date and shall not be subject to any pro-rata deductions based on such Cessation Date) and shall forfeit all other remaining Cash Entitlement.

10.5

In the event that the Company is delisted without a Change of Control, the Company shall settle or repurchase any Vested Awards in cash at an amount per Share equal to the fair value of a Share, as determined by the Board in good faith having regard to all factors it deems relevant, which may include but not be limited to the most recently prevailing market price for the Shares and the reasons for the delisting. In respect of any Awards which have not Vested prior to delisting: (i) any applicable Performance Conditions attached to those Awards shall be deemed to be satisfied upon delisting, (ii) the Vesting schedule applicable to such Awards shall continue (unless the Vesting of each Tranche of an Award has automatically accelerated pursuant to Rule 10.1 so that each Tranche shall Vest on the date of such delisting) and (iii) cash settlement or repurchase of such Awards shall only be required to take place once such Awards have Vested and provided that no Cessation Date has occurred in respect of the Award Holder.

11.	MALUS AND CLAWBACK

11.1

Unless otherwise stated in an Award Certificate, Awards granted under the Plan shall be subject to the malus and clawback provisions set forth in this Rule 11 (Malus and Clawback) if the Board, at its discretion, determines that:

(a)	an Award Holder has breached Rule 16; or

(b)	any of the circumstances set out in Rule 11.2 exist.

The Board must inform the Award Holder that is believes there are potential grounds for making a determination under this Rule 11.1 within six months of becoming aware of the applicable circumstances (and the Board must make its final determination under this Rule 11.1 within three years of becoming aware of the applicable circumstances in Rule 11.2).

11.2	The circumstances referred to in Rule 11.1(b) include where:

(a)	an Award Holder has acted fraudulently or in a materially dishonest manner (of which a Group Company has reasonable evidence);

(b)

is in breach of any material fiduciary duty owed to any Group Company as defined or set out in or pursuant to Swiss law (including, without limitation, a duty of care towards the relevant Group Company, a duty of confidentiality and a duty of loyalty / non-competition) or any restrictive covenant given in favour of any Group Company;

(c)	an Award Holder has breached his or her Employment Contract in a manner which gives rise to a legal right to dismiss the Award Holder and the Award Holder has been dismissed as a result; or

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(d)

there was a material error in determining (i) the size and nature of an Award, (ii) whether an Award should be made, (iii) whether any Performance Condition was satisfied, or (iv) otherwise whether an Award should Vest, in each case due to any Group Company being required to make a restatement of the audited or unaudited financial statements or similar (where fraud or wilful misconduct contributed directly or indirectly to the facts or circumstances requiring such restatement) and such restatement would have impacted the matters set out in (i) to (iv) above.

11.3	If the Board makes a positive determination under Rule 11.1, the following malus and clawback provisions shall apply:

(a)

if, at the date of such determination, the Tranche has not yet Vested, the Board may determine to cancel the Tranche or reduce it by such number of Shares as the Board considers to be fair and reasonable, taking account of all circumstances that the Board considers to be relevant; or

(b)

if, at the date of such determination, Shares have actually been allotted and issued (or transferred) under a Vested Tranche, the Board may determine a Clawback Amount in relation to the Tranche in accordance with Rule 12 (Clawback Amount).

12.	CLAWBACK AMOUNT

12.1

As contemplated by Rule 11.3(b), the Board may require an Award Holder to repay amounts as a result of the application of Rule 11 (Malus and Clawback) in relation to one or more Tranches (the Clawback Amount). The Clawback Amount shall be such amount as the Board considers to be fair and reasonable, taking account of all circumstances that the Board considers to be relevant, but, in relation to a Vested Tranche, shall be no more than the greater of:

(a)	the Market Value of the Shares measured on the Vesting Date; and

(b)	the Market Value of the Shares measured on the date of the determination.

12.2

If the Award Holder has paid or is liable to pay any income tax or social security taxes (such as NICs or equivalent in other jurisdictions) in relation to the Shares which cannot be recovered from or repaid by the relevant tax authority (whether directly or indirectly), the Board shall, in respect of any Award Holder who has not engaged in fraud or wilful misconduct, reduce the Clawback Amount to take account of this amount to the extent permitted by law.

12.3

The Award Holder shall reimburse the Company for the Clawback Amount, in any way acceptable to the Board, on or as soon as possible after the Board determines the Clawback Amount. If the Award Holder fails to reimburse the Company within 45 days after the determination, the Company may obtain reimbursement from the Award Holder in any (or any combination) of the following ways:

(a)	by reducing or cancelling any outstanding Tranches that have not yet Vested;

(b)	by reducing or cancelling any cash bonus payable to the Award Holder by any Group Company;

(c)	by reducing or cancelling any future or existing award made or option granted to the Award Holder under any other share incentive scheme or bonus scheme operated by any Group Company; or

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(d)	by making deductions from the Award Holder’s Salary up to an amount that is equal to the Clawback Amount.

12.4

For the avoidance of doubt, the Board is not obliged to determine a Clawback Amount in relation to any particular Tranche of an Award, even if the Board does determine a Clawback Amount in relation to another Tranche of an Award to the same or another Award Holder.

13.	TAX LIABILITIES

13.1	Each Award Holder shall indemnify the Company and the Employer Company in respect of any Tax Liability.

13.2	The Award Certificate shall include the Award Holder’s irrevocable agreement to:

(a)	pay the Tax Liability to the Company and/or the Employer Company (as applicable); or

(b)	enter into arrangements to the satisfaction of the Company and/or Employer Company (as applicable) to pay the Tax Liability.

13.3	If an Award Holder does not pay the Tax Liability within seven days of any Taxable Event, the Company or the Employer Company (as applicable) may:

(a)

if the relevant Taxable Event is the Vesting of a Tranche, and the Shares concerned are readily saleable at the time, retain and sell such number of Shares on behalf of the Award Holder as is necessary to meet the Tax Liability and any costs of sale; or

(b)

deduct the amount of the Tax Liability from any payments of remuneration made to the Award Holder on or after the date on which the Tax Liability arose (except that, in the case of employer NICs or other applicable social security contributions, the Company or the Employer Company (as applicable) may only withhold such amount as is permitted by law).

The Award Holder’s obligations under Rule 13.1 shall not be affected by any failure of the Company or the Employer Company (as applicable) to exercise its rights under this Rule 13.3.

13.4

It is a condition of the Vesting of any Tranche that the Award Holder enters into a joint election, under section 431(1) or 431(2) of ITEPA 2003, in respect of the Shares to be acquired on the Vesting of the Tranche if required to do so by the Company or Employer Company, on or before the Vesting of the Tranche, as applicable.

13.5	The Award Certificate shall include a power of attorney appointing the Company as the Award Holder’s agent and attorney for the purposes of Rule 13.3 and Rule 13.4.

14.	RELATIONSHIP WITH EMPLOYMENT CONTRACT

14.1	The rights and obligations of any Award Holder under the terms of an office or employment with any Group Company or former Group Company shall not be affected by being an Award Holder.

14.2	The value of any benefit realised under the Plan by Award Holders shall not be taken into account in determining any pension or similar entitlements.

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14.3

Award Holders and Employees shall have no rights to compensation or damages from any Group Company or any former Group Company on account of any loss in respect of Awards or the Plan where this loss arises (or is claimed to arise), in whole or in part, from:

(a)	termination of office or employment with; or

(b)

notice to terminate office or employment given by or to, any Group Company or any former Group Company. This exclusion of liability shall apply however the termination of office or employment, or the giving of notice, is caused, and however compensation or damages are claimed.

14.4

Award Holders and Employees shall have no rights to compensation or damages from any Group Company or any former Group Company on account of any loss in respect of Awards or the Plan where this loss arises (or is claimed to arise), in whole or in part, from:

(a)	any company ceasing to be a Group Company; or

(b)	the transfer of any business from a Group Company to any person that is not a Group Company.

This exclusion of liability shall apply however the change of status of the relevant Group Company, or the transfer of the relevant business, is caused, and however compensation or damages are claimed.

14.5	An Employee shall not have any right to receive Awards solely by virtue of his or her status as an Employee.

15.	SHAREHOLDER RIGHTS

15.1

An Award Holder shall have no shareholder rights (including voting, dividend or other shareholder rights) with respect to any Shares that are the subject of an Award unless such Shares have Vested, and such Shares have been validly issued or transferred to the Award Holder, subject to the terms of the Plan.

16.	PROTECTION OF GOODWILL

16.1	Each Award Holder shall undertake to comply with the provisions of this Rule 16 in his or her Award Certificate.

16.2	Except as otherwise agreed between the Company and each Award Holder, each Award Holder shall:

(a)

for so long as he is an Employee of the Company or any other Group Company, during normal business hours and such other hours as may be reasonably required, devote his full time and attention to the business of the Group and use all reasonable endeavours to develop the business and interests of the Group and use all reasonable endeavours to procure that such business is developed and expanded through the Group and shall not, without the approval of the Board, be concerned with, engaged or interested in, any other business whether or not in competition with any business carried on by the Group;

(b)	not, directly or indirectly, at any time prior to, nor during the period of 24 calendar months from the Relevant Date:

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(i)	solicit or entice away, or endeavour to solicit or entice away, or cause to be solicited or enticed away from the Company or any other Group Company; or

(ii)	employ or engage, or endeavour to employ or engage or causing to be employed or engaged,

any person who was at the Relevant Date, or who at any time during the period of 12 calendar months prior to the Relevant Date had been, an employee of or consultant to the Company or any other Group Company (and with whom the Award Holder had dealings (other than in a de minimis way) during such 12 calendar month period) whether or not such person would commit a breach of his employment contract by reason of leaving service, save that this Rule 16 shall not apply to any employee or consultant engaged in a non-managerial or purely administrative role;

(c)

not, directly or indirectly, in any jurisdiction where the group has material revenues from time to time (to the extent he has been involved, other than in a de minimis way, with the activities of the Group in such geographies) at any time during the period of 24 calendar months from the Relevant Date:

(i)	engage in; or

(ii)	be concerned or interested in,

any business carried on in competition or will or is likely to compete with the business or any other activities of the Company or any other Group Company with which he was associated at any time during the period of 12 calendar months prior to the Relevant Date; and

(d)	not, directly or indirectly, at any time during the period of 24 calendar months from the Relevant Date:

(i)

solicit the custom of or seek to do business with or deal with any customer or supplier to the Company or any Group Company with whom he had any dealings (other than in a de minimis way) at any time during the period of 12 calendar months prior to the Relevant Date so as to compete with or harm the goodwill of the Company or any other Group Company during such period or in any other way interfere or endeavour to interfere with the continuance of supplies to the Company and/or any Group Company from such a supplier;

(ii)

interfere (or endeavour to interfere) with either the continuance of supplies to the Company and/or any Group Company (or the terms relating to those supplies) by any customer or supplier or the relations between the Company and/or any Group Company and any such customer or supplier; or

(iii)

be employed by or provide consultancy services to any major customer of the Company and/or any Group Company with whom he had any dealings (other than in a de minimis way) at any time during the period of 12 calendar months prior to the Relevant Date.

16.3

Nothing contained in this Rule 16 shall prevent any Award Holder from being the holder or beneficial owner, by way of bona fide personal investment, of any class of shares in any company if such class of shares is listed, or dealt in, on a recognised investment exchange provided that he (together with his spouse and his lineal descendants by blood or adoption) neither holds nor is beneficially interested in more than a total of 5% of any single class of the shares in that company and is in compliance with this Rule 16.

Global Blue Group Holding AG Management

Incentive Plan: RSAs

16.4	Each Award Holder shall agree, by way of execution of his or her Award Certificate, that:

(a)

if at any time during the time he or she is employed by or engaged as a consultant to or director of the Group, two or more Award Holders or any three or more employees or consultants of the Group (such three including, for the avoidance of doubt, any Award Holder(s)) shall have left the employment of the Group or ceased to provide services to the Group in order to work for or provide services to a competitor of the Group or otherwise, the Award Holder will not, at any time when the Award Holder holds any Shares, be employed or engaged in any way with such persons;

(b)

he or she will not, directly or indirectly, make or publish or otherwise communicate any disparaging or derogatory statement in writing or otherwise which is intended to or which might be expected to damage or lower the reputation of the Group or its direct or indirect shareholders, any customer/supplier, any agent/representative, any investor/finance provider or any director, officer or employee of any such entity; and

(c)	any breach by an Award Holder of this Rule 16 will entitle such Award Holder’s employer to summarily dismiss him from his employment.

16.5

Each of the undertakings contained in this Rule 16 shall be a separate undertaking given by each Award Holder (upon execution of his or her Award Certificate) in relation to himself or herself and his or her interests and shall be enforceable by the Company and/or any other Group Company separately and independently of their rights to enforce any one or more of the other covenants contained in this Rule 16. Each Award Holder (having taken independent legal advice) shall acknowledge and agree in his or her Award Certificate that the undertakings contained in this Rule 16 are reasonable and necessary for the protection of the legitimate interests of the Award Holder, the Company and any other Group Company and that these restrictions do not work harshly on him or her. It is nevertheless agreed that, if any such undertaking shall be found to be void but would be valid if some part were deleted, then such undertaking shall apply with such deletions and/or modifications as may be necessary to make it valid and enforceable.

16.6	For the purposes of this Rule 16 only:

(a)

the “Relevant Date” shall mean the date on which the Award Holder ceases to be employed by any Group Company or if earlier, the date of exercise of any Group Company’s right under the relevant Award Holder’s Service Agreement to put that Award Holder on garden leave or the date on which any Group Company (as applicable) gave such Award Holder notice of termination or the date on which the Award Holder gave notice of termination to any Group Company; and

(b)

“directly or indirectly” shall mean the Award Holder acting either alone or jointly with or on behalf of any other person, firm or company whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise.

17.	NOTICES

17.1	Any notice or other communication given under or in connection with the Plan shall be in writing and shall be sent by email to the Appropriate Email Address.

Global Blue Group Holding AG Management

Incentive Plan: RSAs

17.2	Any notice or other communication given under this Rule 17 (Notices) shall be deemed to have been received at 9.00 am on the next Business Day after sending.

17.3	This Rule 17 (Notices) does not apply to the service of any proceedings or other documents in any legal action, arbitration or other method of dispute resolution.

18.	ADMINISTRATION AND AMENDMENT

18.1	The Board may amend the Rules from time to time in its absolute discretion:

(a)	to make any amendment to the Plan and/or the terms of any Award which is minor and/or technical in nature and/or is made to enable matters already contemplated in the Plan and/or any Award to occur;

(b)

in such manner and to such extent as the Board determines is appropriate to ensure that the Rules, the Plan and any Awards granted under the Plan from time to time comply with applicable local law(s); or

(c)

to make any other amendments as it sees fit, provided that it may not make any amendment under this Rule 17.1(c) that (i) applies to Awards granted before the amendment was made or (ii) materially adversely affects the interests of Award Holders, without the prior written consent of the affected Award Holders.

18.2

The Board shall determine any question of interpretation and settle any dispute arising under the Rules or the Plan, including determining whether anything is material. In these matters, the Board’s decision shall be final.

18.3	In making any decision or determination, or exercising any discretion under the Rules, the Board shall act fairly and reasonably and in good faith.

18.4	The Company shall not be obliged to provide Award Holders with copies of any materials sent to the holders of Shares.

19.	THIRD PARTY RIGHTS

18.1 A person who is not a party to an Award shall not have any rights under or in connection with such Award as a result of the Contracts (Rights of Third Parties) Act 1999 except where such rights arise under these Rules for any Group Company that is not a party to the Award.

19.1

The rights of the parties to an Award to surrender, terminate or rescind it, or agree any variation, waiver or settlement of it, are not subject to the consent of any person that is not a party to the Award as a result of the Contracts (Rights of Third Parties) Act 1999.

20.	DATA PROTECTION

20.1

For the purpose of operating the Plan, the Company will collect and process information relating to Award Holders in accordance with such privacy notice that complies with local law and as notified to Award Holders from time to time.

Global Blue Group Holding AG Management

Incentive Plan: RSAs

21.	GOVERNING LAW

21.1

These Rules and any dispute or claim arising out of or in connection with them or their subject matter (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

22.	DISPUTE RESOLUTION

22.1

Any dispute, controversy or claim arising out of or relating to the Plan or these Rules, including any question regarding its conclusion, existence, validity, invalidity, breach, amendment or termination (each, a Dispute), shall be finally resolved by arbitration under Rules of Arbitration of the International Chamber of Commerce (the ICC) in force at the time of such submission (the Arbitration Rules). The Arbitration Rules are deemed to be incorporated by reference into these Rules except: (i) that any provision of such Arbitration Rules relating to the appointment of an emergency arbitrator shall be excluded in its entirety; and (ii) as may otherwise be agreed by the parties.

22.2

The number of arbitrators shall be three. The claimant(s) shall nominate one arbitrator in the Request for Arbitration. The respondent(s) shall nominate one arbitrator in the Answer to the Request. The two party-nominated arbitrators will then attempt to agree within a period of 30 days, in consultation with the parties to the arbitration, upon the nomination of a third arbitrator to act as president of the tribunal, barring which the International Court of Arbitration of the ICC shall select the third arbitrator (or any arbitrator that the claimant(s) or respondent(s) shall fail to nominate in accordance with the foregoing).

22.3	The seat of arbitration shall be Zurich, Switzerland. The language of the arbitration shall be English.

22.4	The arbitral proceedings shall be subject to the provisions of Chapter 12 of the Swiss Private International Act, to the exclusion of the Third Part of the Swiss Code of Civil Procedure.

22.5

The Parties shall maintain strict confidentiality with respect to all aspects of the arbitration and shall not disclose the existence of the arbitration, the arbitral proceedings, the submissions or the decisions made by the arbitral tribunal, including its awards to any non-parties or non-participants without the prior written consent of all parties to the arbitration, except to the extent: (i) required by law and applicable internal reporting requirements; or (ii) necessary to recognise, confirm or enforce the final award in the arbitration.

23.	SWISS ORDINANCE

23.1

Notwithstanding anything else contained herein, to the extent that there is any conflict between the Swiss Ordinance against Excessive Compensation in Public Companies and any successor legislation thereof (the Ordinance) and:

(a)	the provisions of the Rules;

(b)	the operation of the Plan (including, but not limited to, the exercise by the Board of any discretion granted to it under the provisions of the Rules); or

(c)	the terms of any Award,

then the Ordinance shall prevail, and:

Global Blue Group Holding AG Management

Incentive Plan: RSAs

(d)	if such conflict is with the provisions of the Rules,

(e)	the provisions of the Rules shall be amended;

(f)	if such conflict is with the operation of the Plan, the Board shall modify the operation of the Plan (including the exercise of any discretion granted to it under the provisions of the Rules); or

(g)	if such conflict is with the terms of any Award, the Board shall amend the terms of such Award,

in each case in such manner and to such extent as the Board determines, in its discretion, is appropriate to ensure compliance with the Ordinance (provided that, if the Board does not make any amendments or modifications, such amendments or modifications shall automatically be made to the minimum extent necessary to ensure compliance with the Ordinance).

SCHEDULE

FORM OF AWARD CERTIFICATE

This deed is dated ________________ 2020 (the Grant Date)

PARTIES

This deed is made by Global Blue Group Holding AG, a limited company having its registered office in Zurichstrasse 38, 8306 Bruttisellen, Aktiengesellschaft (Neueintragung), Switzerland and identification number UID 442.546.212 (the Company) and [INSERT NAME OF EMPLOYEE] of [INSERT RESIDENTIAL ADDRESS OF EMPLOYEE] (the Award Holder).

BACKGROUND

A.	The Company has adopted the Global Blue Group Holding AG Management Incentive Plan (the Plan).

B.

The Company wishes to grant an RSA under the Plan (the Award) to the Award Holder, on the terms specified in this deed (the Award Certificate). Terms in this Award Certificate such as you and your refer to and address the Award Holder.

C.	The Award Holder is an Employee of [the Company][/[INSERT NAME OF GROUP COMPANY] (the Employer Company)].

AGREED TERMS

1.	INTERPRETATION

1.1

The rules of the Plan (the Rules) are incorporated by reference into this Award Certificate. A term defined in the Rules shall have the same meaning in this Award Certificate, unless a contrary indication appears.

1.2	A copy of the Rules has been provided to you and further copies may be obtained on request from the Company.

2.	GRANT OF AWARD

2.1	The Company hereby grants you an RSA in relation to [insert number] Shares in the Company (the Award Shares).

3.	VESTING OF AWARD

3.1

Each Tranche of this Award shall Vest on the relevant Vesting Date in accordance with the provisions of Rule 4 (Vesting), except where otherwise determined under Rule 9 (Termination of Employment) or Rule 10 (Change of Control).

3.2	Your attention is drawn in particular to Rule 7 (Lapse of Awards) and Rule 8 (Suspension of Awards).

3.3

You may not transfer this Award or make this Award subject to a charge or any other security interest. For example, you cannot use this Award as security for a loan. This Award will lapse if you attempt to do so.

Global Blue Group Holding AG Management

Incentive Plan: RSAs

4.	PERFORMANCE CONDITIONS

4.1	Fifty percent of each Tranche of the Award shall be subject to Performance Conditions and the remaining fifty percent shall not be subject to Performance Conditions.

4.2	The Performance Conditions that must be satisfied before each Tranche of the Award can Vest are set out in Annex 1 to this Award Certificate.

4.3

Save as set out in Rule 9 (Termination of Employment) or Rule 10 (Change of Control), in each case as amended by this Award Certificate, a Tranche shall only Vest if the Performance Conditions relevant to that Tranche are satisfied or waived by the Board.

5.	TAX AND NATIONAL INSURANCE CONTRIBUTIONS (NICS)

5.1	By accepting this Award, you irrevocably agree to:

(a)	pay to the Company or your Employer Company (as applicable) the amount of any Tax Liability; or

(b)	enter into arrangements to the satisfaction of the Company or your Employer Company (as applicable) to pay any Tax Liability.

5.2

By accepting this Award, you irrevocably agree to enter into a joint election in respect of each Tranche of the Award Shares under section 431(1) or section 431(2) of the Income Tax (Earnings and Pensions) Act 2003, if required to do so by the Company or your Employer Company (as applicable), on or before the Vesting Date of each such Tranche.

5.3

By accepting this Award, you irrevocably agree to appoint the Company as your agent and attorney for the purposes of Rules 13.3 and 13.4 (Tax Liabilities) of the Plan, to, on your behalf, execute documents, use your name and do all things which are necessary or desirable to satisfy any Tax Liability including:

(a)

if the relevant Taxable Event is the Vesting of a Tranche, and the Shares are readily saleable at the time, retaining and selling such number of Shares on your behalf as is necessary to meet the Tax Liability and any costs of sale; or

(b)

deducting the amount of any Tax Liability from any payments of remuneration made to you on or after the date on which the Tax Liability arose except that, in the case of employer NICs or other social security contributions (if applicable), the Company or Employer Company may (as applicable) only withhold such amount as is permitted by law.

5.4

A certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by Clause 5.3 shall be conclusive evidence that such is the case so far as any third party is concerned.

6.	ACCEPTANCE NOTICE

6.1	The Company will not allot and issue (or procure the transfer of) the Shares under a Vested Tranche unless and until you fill in and sign an Acceptance Notice and submit it to the Company.

6.2	The Acceptance Notice form can be obtained from the Company.

Global Blue Group Holding AG Management

Incentive Plan: RSAs

7.	RESTRICTIONS ON SHARES

7.1	The Award Shares may be subject to the malus and clawback provisions under Rule 11 (Malus and Clawback) and Rule 12 (Clawback Amount).

7.2	There are no Relevant Restrictions on the Award Shares.

8.	PROTECTION OF GOODWILL

8.1	You hereby undertake to the Company (for itself and as trustee for each other Group Company) to comply with the provisions of Rule 16 (Protection of Goodwill) in their entirety.

8.2

In particular, you acknowledge and agree (having taken independent legal advice) that the undertakings contained in Rule 16 are reasonable and necessary for the protection of the legitimate interests of the Award Holder, the Company and any other Group Company and that these restrictions do not work harshly on you.

9.	[SETTLEMENT AND SUSPENSION OF AWARDS

9.1	Rule 5.1 shall be deleted in its entirety and replaced with the following:

“The Company shall allot and issue Shares (or, as appropriate, procure their transfer) to an Award Holder within 5 Business Days (or as soon as reasonably practicable thereafter but, if the Award Holder is subject to US federal income taxation with respect to the Vesting of a Tranche, in no event later than March 15 of the year following the year in which the Vesting of such Tranche occurred) following the Vesting of a Tranche, provided that the Award Holder has first signed an Acceptance Notice in respect of such Shares (which Acceptance Notice, if the Award Holder is subject to US federal income taxation with respect to the Vesting of a Tranche, the Award Holder must have signed and delivered to the Company within 5 Business Days of the Vesting of a Tranche or such shorter period of time as is necessary to ensure that the Shares issuable or transferable, as the case may be, to such Award Holder with respect to such Vesting of a Tranche are issued or delivered prior to the Award Holder prior to December 31 of the year in which such the Vesting of a Tranche occurred and if such Acceptance Notice is not so signed and delivered within the applicable time period, the Shares otherwise deliverable or transferable shall instead be forfeited).”

9.2	Rule 8.2(b) shall be deleted in its entirety and replaced with the following:

“a Tranche that does not Vest on its expected Vesting Date due to the application of Rule 8.1 shall Vest if the Board so determines following the conclusion of the disciplinary proceedings or investigation. The Vesting Date of that Tranche shall be the date of the Board’s determination. If the Award Holder is is subject to US federal income taxation with respect to the Vesting of a Tranche and the proceedings or investigation continues beyond the end of the year in which the Vesting of a Tranche would otherwise have occurred, then such Tranche shall be forfeited at the end of such calendar year and shall not be capable of vesting unless the Company determines that such vesting would not violate Section 409A of the United States Internal Revenue Code.”]1

[1]	Note: To be inserted in the Award Certificate for US taxpayers

Global Blue Group Holding AG Management

Incentive Plan: RSAs

10.	GENERAL TERMS

10.1

Upon receipt of any Award Shares, you are responsible for all proper tax declarations and payment of applicable taxes (including, without limitation, income tax, wage tax and capital gains tax) and social security contributions payable in connection with your receipt of the Award Shares.

10.2

You hereby acknowledge that the information contained in this Award Certificate is for administration purposes only. Any information concerning you shall be transmitted solely to those individuals or legal entities expressly authorised to have knowledge of it and to process it in connection with the administration of the Plan. Moreover, you acknowledge that the Company and/or the Employer Company is entitled to transmit such information abroad if this is necessary in connection with the administration of the Plan. You may request to have access to and, if necessary, correct any personal data. You acknowledge that your provision of the information in this Award Certificate is necessary to enable you to participate in the Plan.

10.3

Nothing in this Award Certificate or in the Rules shall confer upon you any right to continue in service for any period of specific duration with the Group, or interfere with or otherwise restrict in any way your rights or the rights of the Company/the Employer Company (as applicable) to terminate your employment pursuant to your Employment Contract, which rights are hereby expressly reserved by each.

10.4

The grant of the Award is approved by the Board and shall not be held or construed to confer upon you any right to the continued grant of Awards under the Plan. The grant of the Award and any previous or subsequent Awards under the Plan shall constitute a voluntary contribution, even where repeatedly made. In this regard, the Company expressly reserves the right to discontinue such grant of Awards at any time without notice.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED and DELIVERED as a deed by

Global Blue Group Holding AG

[INSERT NAME OF EMPLOYEE]

Witness signature:

Witness name:

Witness address:

ANNEX 1

PERFORMANCE CONDITIONS

Definitions:

•	“Adjusted Net Income (Group Share)” means an amount equal to:

•	The profit or loss attributable to the shareholders of the Company (with the bottom line being calculated in accordance with IFRS P&L); plus

•

Amortization of intangible assets acquired through business combination (as shown in Note 9 of the IFRS GB Group AG Consolidated Financial Statement 1 April 2018 – 31 March 2020 as set out in the most recent effective F4 published by the Company plus

•	Exceptionals (as shown in Note 10 of the IFRS GB Group AG Consolidated Financial Statement 1 April 2018 – 31 March 2020 as set out in the most recent effective F4 published by the Company); plus

•

The tax-effect of the two above and exceptional income tax expense (as shown in Note 12 of the IFRS GB Group AG Consolidated Financial Statement 1 April 2018 – 31 March 2020 as set out in the most recent effective F4 published by the Company).

•

“Average Market Value” means the VWAP (as defined in the Merger Agreement entered into by the Company on 16 January 2020 (as amended from time to time)) over the 20-trading day period ending on the date in question.

•

“Performance Period” means the twelve month period ending on the last day of the last financial quarter ending prior to the relevant Vesting Date and for which the Company has closed its financial books.

•	“Reference Period” means the twelve month period ending on 30 September 2020 for the initial grants.

•

“TSR” means the compound annual total stockholder return of the Company, as measured by the change in the price of a Share over the Performance Period (positive or negative), calculated based on the Average Market Value on the first day of the Performance Period as the beginning share price, and the Average Market Value on the last day of the Performance Period as the ending share price, and assuming dividends (if any) are reinvested based on the closing price of the Shares on the day on which such dividend is actually paid.

Total Shareholder Return (which shall, in aggregate, accounts for 50% of the total applicable performance conditions):

1.	Absolute Total Shareholder Return (25% pts weight)

a.	0% vesting at 5% TSR

b.	100% vesting at 15% TSR

c.	Linear interpolation in between

2.	Relative Total Shareholder Return (25% pts weight)

Global Blue Group Holding AG Management

Incentive Plan: RSAs

a.	The benchmark shall be the MSCI ACWI index (“MSCI ACWI”)

b.	0% vesting at 0% pts TSR as compared to MSCI ACWI

c.	100% vesting at 10% pts TSR outperformance as compared to MSCI ACWI

d.	Linear interpolation in between 2(b) and 2(c)

Adjusted Net Income Compound Annual Growth Rate (“CAGR”) (which shall, in aggregate, accounts for 50% of the total applicable Performance Conditions):

1.	Earnings Per Share

a.	0% vesting at 0% CAGR versus the Reference Period

b.	100% vesting at 10% CAGR versus the Reference Period

c.	Linear interpolation in between